EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement of our report dated April 27, 2001 included in the Bioject Medical Technologies, Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen, LLP

Portland, Oregon
January 29, 2002